------------------------------
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                                                  hours per response . . . 14.90
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                           ---------------------------



                                  SCHEDULE 13G
                              (Section 240.13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                               (Amendment No. 2)1



                             Sealed Air Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


        Series A Convertible Preferred Shares, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    81211K209
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         | |      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         | |      Rule 13d-1(d)


--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act")or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     237,200
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    237,200
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             237,200
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.9 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 2 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     246,470
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    246,470
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             246,470
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.9 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 3 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

          ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     53,100
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    53,100
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             53,100
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.2 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 4 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     43,517
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    43,517
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             43,517
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.2 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 5 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     17,485
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    17,485
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,485
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================




                               Page 6 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     372,329
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    372,329
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             372,329
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.4 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================



                               Page 7 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     597,772
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    597,772
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             597,772
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.2 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================



                               Page 8 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             McDonald Capital Investors, Inc.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

          ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================

     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      410,570
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     -0-
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    410,570
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,380,671
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.0 %
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             CO,  IA
-------------===================================================================



                               Page 9 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Enrique H. Boilini
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 10 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 11 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [  ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 12 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 13 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Andrew B. Fremder
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 14 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 15 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 16 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 17 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 18 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Meridee A. Moore
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 19 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. .
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================




                               Page 20 of 27 Pages

                                       13G
====================
 CUSIP No. 81211K209
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

                    ** The reporting persons making this filing hold an aggregate of 1,380,671 Preferred Shares, which is 5.0 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     970,101
                          ----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    970,101
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             970,101
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.5%
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 21 of 27 Pages

Item 1.  Issuer
         ------

          (a) Name of Issuer:
              ---------------

              Sealed Air Corporation (the "Company")

          (b) Address of Issuer's Principal Executive Offices:
              ------------------------------------------------

              Park 80 East, Saddle Brook, NJ 07663-5291

Item 2.  Identity And Background.
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

     This statement relates to shares of Series A Convertible Preferred Stock, par value $0.10 per share, (the "Preferred Shares") of the Company. The CUSIP number of the Preferred Shares is 81211K209.

         Name Of Persons Filing, Address Of Principal Business Office And
         -----------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons." All of such persons other than McDonald (as defined below) are referred to herein as the "Farallon Reporting Persons."

     The Partnerships
     ----------------

          (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Preferred Shares held by it;

          (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Preferred Shares held by it;

          (iii)Farallon Capital Institutional Partners II, L.P., a California limited partner ship ("FCIP II"), with respect to the Preferred Shares held by it;

          (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partner ship ("FCIP III"), with respect to the Preferred Shares held by it; and

          (v)  Tinicum   Partners,   L.P.,  a  New  York   limited   partnership
               ("Tinicum"), with respect to the Preferred Shares held by it.

     FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."



                               Page 22 of 27 Pages

     The Management Company
     ----------------------

          (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Preferred Shares held by certain accounts managed by the Management Company (the "Farallon Managed Accounts").

     The General Partner Of The Partnerships
     ---------------------------------------

          (vii)Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Preferred Shares held by each of the Partnerships.

     McDonald Capital Investors, Inc.
     --------------------------------

          (viii) McDonald Capital Investors Inc., a California corporation ("McDonald"), with respect to Preferred Shares held by certain accounts managed by McDonald (the "McDonald Managed Accounts") and, as an adviser to the Management Company and the General Partner, with respect to the Preferred Shares held by the Farallon Managed Accounts and by each of the Partnerships.

     The Managing Members Of The General Partner And The Management Company
     ----------------------------------------------------------------------

          (ix) The following twelve persons who are managing members of both the General Partner and the Management Company, with respect to the Preferr ed Shares held by the Partnerships and the Farallon Managed Accounts: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Landry, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     The citizenship of each of the Partnerships, the General Partner, the Management Company and McDonald is set forth above. Each of the Individual Reporting Persons is a United States citizen.

     The address of the principal business office of each of the Reporting Persons other than Enrique Boilini and McDonald is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The address of Enrique Boilini is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. The address of


                               Page 23 of 27 Pages

McDonald is c/o McDonald Capital Investors Inc., One Maritime Plaza, Suite 1300, San Francisco, California 94111.

     Andrew J. McDonald, a U.S. citizen ("Andrew McDonald"), serves as President and Director of McDonald. Trent H. McDonald, a U.S. citizen ("Trent McDonald"), serves as Vice President and Director of McDonald. Andrew McDonald and Trent McDonald together own the majority of the voting stock of McDonald. The address of both such individuals is c/o McDon ald Capital Investors, Inc., One Maritime Plaza, Suite 1300, San Francisco, California 94111. Neither individual is the beneficial owner of any Preferred Shares not reported herein by McDonald.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
         ---------------------------------------------------------------
         240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         -----------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----


Item 4.  Ownership
         ---------

     The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

     The Preferred Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Farallon Managed Accounts are owned directly by the Farallon Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Partnerships. The Management Company, as investment adviser to the Farallon Managed Accounts, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Farallon Managed Accounts. McDonald, as an adviser to the Management Company and the General Partner with respect to the Preferred Shares, may be deemed to be the beneficial owner of all such Preferred Shares held by the Farallon Managed Accounts and each of the Partnerships. McDonald, as investment adviser to the McDonald Managed Accounts, may be deemed to be the beneficial owner of all such Preferred Shares owned by the McDonald Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Preferred Shares held by the Partnerships and the Farallon Managed Accounts. Each of the Management Company, the General Partner, McDonald and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Preferred Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                 Not Applicable.



                               Page 24 of 27 Pages

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                 Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                 Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

     The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consis tent with Item 2 of the cover page for each Reporting Person above, (i) the Farallon Reporting Persons neither disclaim nor affirm the existence of a group among them and (ii) the Farallon Reporting Persons and McDonald neither disclaim nor affirm the existence of a group between such persons and McDonald.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10.  Certification
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Note: The Reporting Persons filed Amendment No. 1 to this Schedule 13G on February 7, 2001. On the first page of such amendment, the "Date of Event Which Requires Filing of [the] Statement" was listed as December 31, 2001. It should have been listed as December 31, 2000.

                               Page 25 of 27 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2002

                       /s/  Joseph F. Downes
                       ----------------------------------------
                       FARALLON PARTNERS, L.L.C.,
                       on its own behalf and as General Partner of
                       FARALLON CAPITAL PARTNERS, L.P.,
                       FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                       By Joseph F. Downes
                       Managing Member

                       /s/  Joseph F. Downes
                       ----------------------------------------
                       FARALLON CAPITAL MANAGEMENT, L.L.C.,
                       By Joseph F. Downes
                       Managing Member

                       /s/  Joseph F. Downes
                       ----------------------------------------
                       Joseph F. Downes, individually and as
                       attorney-in-fact for each of Enrique H. Boilini,
                       David I. Cohen, William F. Duhamel,
                       Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham,
                       Meridee A. Moore, Thomas F. Steyer
                       and Mark C. Wehrly.

                       /s/  Andrew J. McDonald
                       ----------------------------------------
                       MCDONALD CAPITAL INVESTORS, INC.
                       By: Andrew J. McDonald, President

     The Powers of Attorney, each executed by Boilini, Cohen, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and


                               Page 26 of 27 Pages

Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13G on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference.




                               Page 27 of 27 Pages